Filed Pursuant to Rule 424(b)(3)

File Number 333-133393

PROSPECTUS SUPPLEMENT NO. 2

to Prospectus, as amended and restated,

declared effective on March 27, 2008

(Registration No. 333-133393)

WINMARK CORPORATION

This Prospectus Supplement No.1 supplements our Prospectus, as amended and restated, declared effective March 27, 2008 (as previously supplemented by the prospectus supplement dated May 12, 2008, collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 2 together with the Prospectus.

This Prospectus Supplement No. 2 includes the attached Current Report on Form 8-K of Winmark Corporation as filed by us with the Securities and Exchange Commission on June 13, 2008.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is June 13, 2008.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 10, 2008

Winmark Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-22012	41-1622691
(Commission File Number)	(I.R.S. Employer Identification Number)

4200 Dahlberg Drive, Suite 100 Golden Valley, MN 55422-4837

(Address of Principal Executive Offices)  (Zip Code)

(612) 520-8500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.

The information set forth in Item 2.03 with respect to Winmark Corporation and its subsidiaries’ (collectively, the “Company”) amendment and restatement of its 364-Day Revolving Credit Agreement with LaSalle Bank National Association (“LaSalle”), as amended, together with the Amended and Restated Revolving Credit Agreement among the Company, LaSalle, and The PrivateBank and Trust Company (“Amended Credit Agreement”), are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation.

On June 10, 2008, the Company amended and restated its 364-Day Revolving Credit Agreement with LaSalle to, among other things, join The PrivateBank and Trust Company as a lender and Documentation Agent, and appoint LaSalle Administrative Agent.  The Amended Credit Agreement permits the Company to draw up to a $55,000,000 line of credit.  The Amended Credit Agreement also increased the minimum tangible net worth requirement to $19.1 million while maintaining the existing calculation for subsequent monthly periods.  The Company currently has $14.9 million outstanding under the Amended Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINMARK CORPORATION

Date: June 13, 2008	By:	/s/ Catherine P. Heaven
Catherine P. Heaven
Vice President and General Counsel